Exhibit 99

NEWS RELEASE

CONTACT:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG PROVIDES PRELIMINARY 2014 SECOND QUARTER RESULTS AND REVISES FULL YEAR GUIDANCE

•	2014 SECOND QUARTER CONFERENCE CALL AND WEBCAST INFORMATION ANNOUNCED

BUFFALO, N.Y. — July 15, 2014 — CTG (NASDAQ: CTG), an information technology (IT) staffing and solutions company, today announced preliminary 2014 second quarter financial results and that it had revised its full year revenue and earnings guidance that was provided in its 2014 first quarter earnings release issued on April 22, 2014. Preliminary earnings for the 2014 second quarter are expected to be $0.20 per diluted share, down from the midpoint of the previously provided guidance of $0.22 per diluted share, primarily due to an increase in medical costs based on significantly higher than expected claims in the quarter from its self-insured medical plan. Revenue for the second quarter is expected to be approximately $100 million, slightly below the $101 to $103 million guidance provided in the 2014 first quarter earnings release, due to lower than anticipated revenue from the Company’s staffing business.

For the 2014 full year, revenue guidance has been changed slightly to a range of $390 to $400 million, approximately one percent below the midpoint of the previous guidance of $400 million. Net income per diluted share for 2014 is now projected to range from $0.75 to $0.81 compared with the previous guidance of $0.83 to $0.91 per diluted share. The changes from the 2014 earnings guidance previously provided in the 2014 first quarter earnings release primarily reflect the higher medical costs in the second quarter and an increase in the budget for medical expenses for the rest of the year as well as isolated pricing pressures from one of the Company’s larger staffing clients. The revised guidance includes the previous estimate of $0.18 per diluted share from the sale of $6 million in data analytics solutions.

CTG Chairman and Chief Executive Officer James R. Boldt commented, “The increase in medical expenses from our self-insured employee medical plan was due to much higher utilization of the plan in the 2014 second quarter which reduced net income for the quarter by two cents per share. Absent these higher than expected costs, CTG’s second quarter earnings would have met our initial guidance for the quarter. While this higher level of medical expense may be an anomaly to the second quarter, to be prudent we are increasing our projected medical costs for the rest of the year. While most of the earnings reduction relates to higher medical expense, we have also made adjustments in our earnings guidance for the full year based on some rate renegotiations in our staffing business. The reduction in revenue for the year is a result of slightly lower demand for our staffing business than previously projected.”

Mr. Boldt concluded, “While we are disappointed by the increase in medical expenses and the headwinds we are facing in 2014, we continue to create new solutions to add value for our clients. We believe in the long term we are well-positioned in healthcare, the world’s fastest growing market.”

Conference Call and Webcast

The company will provide 2014 third quarter guidance and more detailed information about its 2014 second quarter results in its earnings release and conference call scheduled for Tuesday July 22, 2014. CTG will release its 2014 second quarter financial results on that date before the market opens, followed by a conference call to discuss its financial results and business strategy at 8:30 a.m. Eastern Daylight Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 8:10 a.m. and 8:20 a.m. and ask for the CTG conference call. A replay of the call will be available between 10:30 a.m. Eastern Daylight Time July 22, 2014 and 11:00 p.m. Eastern Daylight Time July 25, 2014 by dialing 1-800-475-6701 and entering the conference ID number 306733.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, technology services, energy, and financial services. As a leading provider of IT and business consulting services to the healthcare market, CTG offers healthcare institutions, physician practices, payers, and related organizations a full range of offerings to help them achieve clinical, operational, and financial goals. CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by nearly 50 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2013 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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